EXHIBIT 4.1

AMENDMENT NO. 1 TO

RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO RIGHTS AGREEMENT, dated as of February 20, 2013 (this “Amendment”), is between Steinway Musical Instruments, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”).  Capitalized terms used herein but not defined shall have the meanings set forth in the Rights Agreement dated as of September 26, 2011, between the Company and the Rights Agent (the “Agreement”).

RECITALS

WHEREAS, the Company and the Rights Agent previously entered into the Agreement;

WHEREAS, the Company and the Rights Agent wish to make certain changes to the Agreement; and

WHEREAS, pursuant to Section 28 of the Agreement, the provisions of the Agreement contemplated to be amended hereby may be amended without the approval of any holders of Right Certificates;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

AMENDMENT

Section 1                                              Amendments to the Agreement.

(a)                                 Section 1(b) of the Agreement is hereby amended by inserting the following language at the end of the existing Section 1(b):

“Notwithstanding the foregoing, if the Board of Directors of the Company, in advance of any proposed specified action or activity by two or more Persons, determines in good faith and documents in writing with such Persons that the proposed specified action or activity of such Persons will not be detrimental to the interests of the Company and its stockholders, then such action or activity as specified in such writing shall not be deemed to cause such Persons to be ‘Acting in Concert’ for purposes of this Agreement.”

(b)                                 Section 27 of the Agreement is hereby amended such that notices to the Company are to be delivered to:

Steinway Musical Instruments, Inc.

800 South Street, Suite 305

Waltham, Massachusetts 02453

Attention:  Secretary

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention:  John T. Gaffney

Section 2                                              Effect of Amendment.  Except as amended as set forth above, the Agreement shall continue in full force and effect.  Nothing in this Amendment shall be construed to modify any provision of the Agreement other than those specifically amended as set forth above.

Section 3                                              Successors and Assigns.   This Amendment shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 4                                              Counterparts.  This Amendment may be executed in one or more counterparts, all of which shall be considered an original and all of which together shall constitute one and the same instrument.  This Amendment shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 5                                              Facsimile Signature.  This Amendment may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

STEINWAY MUSICAL INSTRUMENTS, INC.

By:	/s/ Dennis M. Hanson
Name:	Dennis M. Hanson
Title:	Senior Executive Vice President

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ John W. Comer, Jr
Name:	John W. Comer, Jr.
Title:	Vice President